Exhibit 99.1

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600 * Tampa, FL 33607 * (813) 283-7000 * (813) 283-7001

CONTACT:	David Koehler, Chief Financial Officer
Checkers Drive-In Restaurants, Inc.
813-283-7000

CHECKERS

REPORTS SECOND QUARTER 2003 RESULTS

FULLY DILUTED EARNINGS PER SHARE INCREASED 68.4% TO $0.32

TAMPA, FL., July 10, 2003—Checkers Drive-In Restaurants, Inc. (NASDAQ: CHKR) today announced its financial results for the second quarter ended June 16, 2003.

Highlights for the second quarter 2003 compared to the same period last year were as follows:

*	Company-owned same store sales increased 11.9%

*	Franchise same store sales increased 4.0%

*	Total revenues increased 7.7% to $46.0 million

Highlights for the first two quarters of fiscal 2003 compared to fiscal 2002 were as follows:

*	Total revenues increased 7.1% to $89.1 million

*	Fully diluted earnings per share increased 42.5% to $0.57

*	Company-owned same store sales increased 9.2%

*	Franchise same store sales increased 1.6%

Second quarter 2003 results

Total revenues including franchise royalty and fee income increased 7.7% to $46.0 million for the quarter ended June 16, 2003 as compared to $42.7 million in the same period ended June 17, 2002. During the quarter, Company-owned restaurants produced revenues of $42.2 million, an 8.0% increase over the $39.1 million generated in 2002. The increase in revenues during the quarter was driven primarily by an 11.9% increase in year-over-year Company-owned same store sales as the restaurants benefited from increased traffic and accelerated service times due to our previous investment in people and technology at the store level.

Franchise royalty revenue increased 6.7% to $3.7 million primarily as a result of franchise same store sales increasing 4.0% year-over-year.

Net income increased 54.1% to $4.1 million compared to net income of $2.7 million in the same period last year. In addition, fully diluted earnings per share increased 68.4% to $0.32 in the quarter versus $0.19 per share a year ago.

As of July 10, 2003, we have opened 7 system-wide new restaurants year to date. Four new franchise restaurants opened during the second quarter in addition to the 2 that opened during the first quarter. Since the end of the second quarter, the Company opened one new restaurant in New Orleans, Louisiana. For the remainder of 2003, we expect to open an additional 8 to 12 system-wide restaurants (3 Company-owned and 5 to 9 franchise owned).

Keith Sirois, Checkers Drive-In Restaurants, Inc.’s Chief Executive Officer and President, stated: “We were pleased to report strong second quarter results. Our improvement in operations and earnings continues to be the result of an experienced management team focusing on the full utilization of technology, marketing and advanced training techniques that ultimately combine to drive strong Company-owned same store sales results. Additionally, during the quarter, our franchisees that have invested in such technology and training are starting to reap the benefits, with significant improvement in same store sales.”

First two quarters fiscal 2003 results

Total revenues including franchise royalty and fee income increased to $89.1 million for the first six periods ended June 16, 2003 as compared to $83.1 million for the same period ended June 17, 2002. For the first six periods of fiscal 2003, corporate-owned stores generated revenues of $81.9 million in 2003 versus $76.1 million in 2002 with year-over-year same store sales increasing 9.2%.

During the first six periods of fiscal 2003, franchise royalty revenues increased to $7.0 million from $6.8 million a year ago. The increase in royalties during the two quarters was driven partially by a 1.6% increase in year-over-year franchise-owned same store sales. Franchise fees and other income remained relatively flat in the first six periods of fiscal 2003 as compared to same period in fiscal 2002.

For the first six periods of fiscal 2003, Checkers Drive-In Restaurants, Inc. reported net income of $7.3 million or $0.57 per diluted share compared to net income of $5.3 million, or $0.40 per diluted share in 2002.

Mr. Sirois continued: “Checkers/Rally’s remains focused on improving execution by investing in technology and our people. Management retention and staffing levels continue to improve, and as a result, our execution at the store level has solid momentum.”

Mr. Sirois concluded: “While our marketing strategies are designed to deliver increased traffic, the improvement in our repeat customer business is a tribute to our fast service and high quality food initiatives. Going forward, our goal is to build upon our prior success by focusing on prudent expansion and continued improvement of same-store-sales at both our owned and franchised restaurants.”

About Checkers Drive-In Restaurants, Inc.

Checkers is headquartered in Tampa, Florida. For more information about the Company, please visit www.checkers.com.

To access the quarterly call discussing the Company’s financial results for the second quarter ended June 16, 2003 on Thursday, July 10, 2003 at 8:30 a.m. Eastern Day Light Savings Time, you may do so over CCBN’s Investor Distribution Network. Individual investors can listen to the call at www.companyboardroom.com and institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents—www.streetevents.com. The discussion can also be listened to live, toll free by calling 1-800-915-4836 or accessed at Checkers Drive-In Restaurants, Inc.’s web site at www.checkers.com.

Except for historical information, this announcement contains “forward-looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. These forward-looking and Safe Harbor statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include, but are not limited to: the uncertainties associated with litigation; increased advertising, promotions and discounting by competitors which may adversely affect sales; the ability of the Company and its franchisees to open new restaurants and operate new and existing restaurants profitability; increases in food, labor, utilities, employee benefits and similar costs; economic and political conditions where the Company or its franchisees operate; and new product and concept developments by food industry competitors. Further information regarding factors that could affect the Company’s financial and other results is included in the Company’s Forms 10Q and 10K, filed with the Securities and Exchange Commission.

CHECKERS DRIVE-IN RESTAURANTS, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME

(Dollars in thousands except per share amounts)

(UNAUDITED)

	Quarter Ended		Two Quarters Ended
	June 16, 2003	June 17, 2002	June 16, 2003	June 17, 2002
REVENUES:
Restaurant sales	$42,160	$39,055	$81,879	$76,148
Franchise royalty revenue	3,715	3,480	7,023	6,802
Franchise fees and other income	107	171	161	175

Total revenues	$45,982	$42,706	$89,063	$83,125

COSTS AND EXPENSES:
Restaurant food and paper costs	13,271	11,924	25,712	23,171
Restaurant labor costs	12,500	11,904	24,548	23,691
Restaurant occupancy expenses	2,851	2,850	5,837	5,458
Restaurant depreciation and amortization	1,303	1,315	2,591	2,607
Other restaurant operating expenses	5,074	5,733	9,774	10,422
General and administrative expenses	3,655	2,818	6,844	5,807
Advertising	2,500	2,197	5,001	4,323
Bad debt expense	53	100	216	200
Non-cash compensation	23	23	46	46
Other depreciation and amortization	194	155	376	307
Impairment of long lived assets	65	492	65	492
Restaurant retirement costs	18	42	32	417
Gain on sale of assets	(87)	(26)	(263)	(103)

Total costs and expenses	41,420	39,527	80,779	76,838

Operating income	4,562	3,179	8,284	6,287
OTHER INCOME (EXPENSE):
Interest income	274	318	535	715
Interest expense	(644)	(830)	(1,339)	(1,644)

Income before minority interests, income tax expense and cumulative effect of a change in accounting principle	4,192	2,667	7,480	5,358
Minority interests in operations of joint ventures	(19)	(2)	(37)	(29)

Income before income tax expense and cumulative effect of a change in accounting principle	4,173	2,665	7,443	5,329
Income tax expense	66	—	66	—

Income before cumulative effect of a change in accounting principle	4,107	2,665	7,377	5,329
Cumulative effect of a change in accounting principle—net of income tax effect	—	—	(51)	—

Net income	$4,107	$2,665	$7,326	$5,329

Comprehensive income	$4,107	$2,665	$7,326	$5,329

Basic net earnings per share	$0.34	$0.22	$0.60	$0.47

Diluted net earnings per share	$0.32	$0.19	$0.57	$0.40

Weighted average number of common shares outstanding:
Basic	12,000	11,892	12,136	11,426
Diluted	12,790	13,699	12,895	13,277

CHECKERS DRIVE-IN RESTAURANTS, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(UNAUDITED)

	June 16, 2003	December 30, 2002
Current Assets:
Cash and cash equivalents	$11,771	$14,323
Restricted cash	4,176	3,821
Accounts, notes and leases receivable, net	2,403	2,667
Inventory	1,184	1,026
Prepaid expenses and other current assets	1,586	2,309
Property and equipment held for sale	1,277	1,619

Total current assets	22,397	25,765
Property and equipment, net	45,366	43,145
Notes receivable, net—less current portion	3,746	3,926
Leases receivable, net—less current portion	5,592	5,810
Intangible assets, net	44,599	44,728
Other assets, net	1,587	1,661

	$123,287	$125,035

Current Liabilities:
Current maturities of long-term debt and obligations under capital leases	$3,299	$3,243
Accounts payable	3,974	6,243
Reserves for restaurant relocations and abandoned sites	1,255	1,446
Accrued wages and benefits	2,576	2,353
Accrued liabilities	6,233	7,194

Total current liabilities	17,337	20,479
Long-term debt, less current maturities	20,774	21,684
Obligations under capital leases, less current maturities	5,572	6,057
Long-term reserves for restaurant relocations and abandoned sites	5,699	6,282
Minority interests in joint ventures	145	123
Deferred revenue	4,582	4,900
Other long-term liabilities	4,960	4,981

Total liabilities	59,069	64,506
Stockholders’ Equity:
Preferred stock, $.001 par value, authorized 2,000,000 shares, none issued at June 16, 2003 and December 30, 2002	—	—
Common stock, $.001 par value, authorized 175,000,000 shares, issued 12,334,395 at June 16, 2003 and 12,317,601 at December 30, 2002	12	12
Additional paid-in capital	145,780	145,678
Accumulated deficit	(77,329)	(84,629)

	68,463	61,061
Less: Treasury stock, 602,431shares at June 16, 2003 and 48,242 shares at December 30, 2002, at cost	(4,245)	(465)
Note receivable—officer	—	(67)

Total stockholders’ equity	64,218	60,529

	$123,287	$125,035

RESTAURANTS OPERATING IN THE SYSTEM FOR THE QUARTERS ENDED

	Sept. 10, 2001	Dec. 31, 2001	March 25, 2002	June 17, 2002	Sept. 9, 2002	Dec. 30, 2002	March 24, 2003	June 16, 2003
Company-operated:
Beginning of quarter	207	236	235	255	253	248	248	242
Openings/transfers in	29	1	23	2	—	—	—	—
Closings/transfers out	—	(2)	(3)	(4)	(5)	—	(6)	—

End of quarter	236	235	255	253	248	248	242	242

Franchise:
Beginning of quarter	640	606	586	540	541	541	536	536
Openings/transfers in	1	5	—	3	7	3	2	4
Closings/transfers out	(35)	(25)	(46)	(2)	(7)	(8)	(2)	(1)

End of quarter	606	586	540	541	541	536	536	539

	842	821	795	794	789	784	778	781